Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Fidelity D & D Bancorp, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission of our report dated March 6, 2009 relating to the consolidated financial statements of Fidelity D & D Bancorp, Inc. and Subsidiary as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, which report appears in the Registrant’s Annual Report to Shareholders for the year ended December 31, 2008.

Scranton, Pennsylvania

March 6, 2009

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